Exhibit 2.2
FIRST AMENDMENT TO PURCHASE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AGREEMENT, is dated as of October 2, 2023 (this “Amendment”), by and among Avanos Medical, Inc., a Delaware corporation (“Parent”), and SunMed Group Holdings, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement (as defined below).

WHEREAS, Parent, Buyer, and each of the Sellers are party to that certain Purchase Agreement, dated as of June 7, 2023 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 11.07 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed by, or on behalf of, Buyer and Parent; and

WHEREAS, Parent and Buyer desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Parent and Buyer agree as follows:

1. The definition of “Assumed Chargeback Liabilities” is hereby added to Section 1.01 of the Purchase Agreement.

“Assumed Chargeback Liabilities” means all chargebacks payable by Parent and its Subsidiaries on or after the Closing Date to U.S. distributors in connection with the Business Products.

2. The definition of “Chargeback Adjustment Amount” is hereby added to Section 1.01 of the Purchase Agreement.

“Chargeback Adjustment Amount” means an amount (which may be a positive or negative number) equal to the Closing Assumed Chargeback Amount minus the Estimated Assumed Chargeback Amount.

3. The definition of “India Purchase Price” in Section 1.01 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“India Purchase Price” means $910,000.

4. Section 2.02(a)(iv) of the Seller Disclosure Schedule is hereby amended and restated in its entirety as attached to this Amendment.

5. The following new language is hereby added to the end of clause (B) of Section 2.02(c)(viii) of the Purchase Agreement:

Exhibit 2.2
“, including that matter set forth in Section 2.02(c)(viii) of the Seller Disclosure Schedule.”

6. A new Section 2.02(c)(viii) of the Seller Disclosure Schedule is hereby added to the Seller Disclosure Schedule and the Purchase Agreement, in each case, as attached to this Amendment.

7. Section 2.03(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a) “Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets (other than the Specified OUS Assets) (such amount, the “Purchase Price”) shall equal: (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, minus (iii) the amount by which the Assumed Net Working Capital is less than the Target Assumed Net Working Capital, if any (provided, for purposes of clarity, in no event shall the Purchase Price be increased if the Assumed Net Working Capital is greater than the Target Assumed Net Working Capital), minus (iv) the Aggregate SKU-Level Shortfall and minus (v) the Closing Assumed Chargeback Amount.”

8. Section 2.03(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(b) Buyer shall pay to (i) Parent at the Closing (the “Closing Payment”), for the benefit of Parent and Sellers, cash in an amount equal to (A) the Estimated Purchase Price minus (B) the Escrow Amount minus (C) the Estimated Assumed Chargeback Amount and (ii) Wilmington Trust, N.A. (the “Escrow Agent”), in accordance with the terms of the escrow agreement to be entered into at or prior to the Closing by and among Buyer, Parent and the Escrow Agent (in customary form reasonably acceptable to Buyer and Parent) (the “Escrow Agreement”), an amount equal to $2,500,000 (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement.

9. The following new Section 2.03(f) is hereby added to the Purchase Agreement:

“(f) No later than three (3) Business Days, but not more than five (5) Business Days, before the Closing Date, Parent shall prepare and deliver to Buyer a written statement (the “Estimated Chargeback Statement”) setting forth its good faith estimate of the amount of all Assumed Chargeback Liabilities (the “Assumed Chargeback Amount” and the estimate thereof, the “Estimated Assumed Chargeback Amount”) and the resulting calculation of the estimated Purchase Price based thereon inclusive of the other items set forth in Section 2.04(i)(A)-(C), including reasonable detail with supporting documentation. The Estimated Chargeback Statement shall be prepared in accordance with the definitions in this Agreement and consistent with the Accounting Principles (where applicable). Following delivery of the Estimated Chargeback Statement, Parent shall consult in good faith with Buyer regarding the amount and calculations therein, provide Buyer and its Representatives with reasonable access to any documents, schedules or workpapers used by Parent in its calculation of the Estimated Chargeback Statement, and consider in good faith any comments or modifications from Buyer with

Exhibit 2.2
respect to such amounts and calculations; provided, that, for the avoidance of doubt, the Estimated Chargeback Statement as referred to in this Agreement shall refer to the statement delivered pursuant to this Section 2.03(f) as modified to reflect such comments or modifications from Buyer accepted by Parent (acting in good faith). Parent shall prepare and deliver to Buyer on or before October 31, 2023, a written statement (the “Closing Chargeback Statement”) of Parent’s good faith calculation of an updated Assumed Chargeback Amount (the “Updated Assumed Chargeback Amount”), including reasonable detail with supporting documentation. Buyer and any accountants and advisors engaged by Buyer shall be permitted reasonable access to any documents, schedules or workpapers used by Parent in its calculation of the Closing Chargeback Statement for purposes of evaluating Parent’s calculation and making its own calculations of such amount. Within thirty (30) days after Parent delivers the Closing Chargeback Statement, Buyer shall deliver to the Parent either (A) a written acknowledgement accepting the Closing Chargeback Statement and the calculation of the Updated Assumed Chargeback Amount or (ii) a notice of objection to Parent’s calculation of the Updated Assumed Chargeback Amount setting forth in reasonable detail its objections and its own calculation of the Assumed Chargeback Amount. If Buyer fails to respond to Parent within such thirty (30) day period, Buyer shall be deemed to have accepted and agreed to Parent’s calculation of the Updated Assumed Chargeback Amount, and such amount will be final and binding upon, and not appealable or subject to further review by, the Parties. If Buyer timely delivers a notice of objection to the Closing Chargeback Statement and Parent’s calculation of the Updated Assumed Chargeback Amount, then Parent and Buyer shall work in good faith to resolve their differences with respect to the Assumed Chargeback Amount. If the Parent and Buyer fail to agree on the Assumed Chargeback Amount within thirty (30) days after Buyer’s delivery of such a notice of objection (or such longer period as they mutually agree), then Parent and Buyer agree to submit the calculation of the Assumed Chargeback Amount to the Adjustment Accounting Firm using the procedures set forth in Section 2.05(c), applied mutatis mutandis. The final calculation of the Assumed Chargeback Amount as finally determined pursuant to this Section 2.03(f) shall be referred to as the “Closing Assumed Chargeback Amount”. If the Chargeback Adjustment Amount as finally determined pursuant to this Section 2.03(f) is negative, then Buyer shall pay to Parent an amount equal to the Chargeback Adjustment Amount. If the Chargeback Adjustment Amount as finally determined pursuant to this Section 2.03(f) is positive, then Parent shall pay to Buyer an amount equal to the Chargeback Adjustment Amount, in each case, within five (5) Business Days, by the transfer of immediately available funds to a bank account designated in writing by Parent (if the Chargeback Adjustment Amount is negative) or Buyer (if the Chargeback Adjustment Amount is positive); provided, that, to the extent the Chargeback Adjustment Amount is positive and such Chargeback Adjustment Amount has not been paid within such five (5) Business Day period noted above, Buyer may (in whole or in part), at its option, satisfy such Chargeback Adjustment Amount out of any funds then available in the Escrow Account or offset and apply on a dollar for dollar basis such Chargeback Adjustment Amount against any Adjustment Amount owed to Parent.”

10. The proviso in Section 2.09 of the Purchase Agreement is amended and restated as follows:

Exhibit 2.2
“provided, that all of the Specified OUS Assets and Specified OUS Liabilities (other than Acquired Inventory) shall be treated as Later Purchased Assets and Later Assumed Liabilities for all other purposes under this Agreement, but which shall only be conveyed at a Later Closing Date pursuant to the India Purchase Agreement.”

11. Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 5.13 India Purchase Agreement. As soon as reasonably practicable following the Agreement Date, Buyer shall form a Subsidiary organized under the laws of India (the “Buyer Indian Subsidiary” and, together with the Parent Indian Subsidiary, each an “Indian Subsidiary”). As soon as reasonably practicable following the Closing Date, (a) Buyer shall cause the Buyer Indian Subsidiary to execute and deliver to the Parent Indian Subsidiary a counterpart to the India Purchase Agreement, and (b) Parent shall cause the Parent Indian Subsidiary to execute and deliver to the Buyer Indian Subsidiary a counterpart to the India Purchase Agreement. Buyer and Parent shall take such actions as necessary to cause the consummation of the transactions contemplated by the India Purchase Agreement to not occur prior to the Closing, and to cause the termination of the India Purchase Agreement immediately following any termination of this Agreement. Buyer and Parent agree to cause the Buyer Indian Subsidiary and the Parent Indian Subsidiary, respectively, to comply with the terms of the India Purchase Agreement following its execution and delivery. Further, each of Buyer and Parent shall cause the transfer and assignment of Contracts used or held for use in the Parent Indian Subsidiary’s fulfillment of customer orders pursuant to a Distribution Agreement to occur upon the termination of such Distribution Agreement.

12. Clause (v) of Section 10.03(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(v) any incremental Liability that was incurred directly as a result of Buyer’s election to terminate any Inactive Business Employee pursuant to Section 6.02(b)(y) and that would not otherwise have been incurred had such Inactive Business Employee transferred to Buyer in accordance with ARTICLE VI;”

13. Clause (vi) of Section 10.03(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) any Fraud by Buyer; and”

14. The following new clause (vii) is hereby added to Section 10.03(a) of the Purchase Agreement:

“(vii) any denial, prior to the expiration of the applicable statute of limitations under India VAT Law, by the applicable Governmental Authority of any credit claimed by the Parent Indian Subsidiary with respect to any VAT paid by the Parent Indian Subsidiary to the Buyer Indian Subsidiary caused by the inability of the Buyer Indian Subsidiary to produce a VAT registration number within thirty (30) days of the Closing Date.”

Exhibit 2.2
15. The following new clause (iii) is hereby added to Section 10.04(b) of the Purchase Agreement:

“(iii) The maximum aggregate amount of Losses which the Parent Indemnified Parties shall be entitled to collectively recover under Section 10.03(a)(vii) shall be an amount equal to One Hundred and Seventy-Two Thousand Dollars ($172,000) and Buyer shall not be required to provide indemnification under Section 10.03(a)(vii) for Losses in excess of One Hundred and Seventy-Two Thousand Dollars ($172,000).”

16. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Purchase Agreement and this Amendment, the terms of this Amendment shall control.

17. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.

[Signatures on following page]

Exhibit 2.2
NOW, THEREFORE, the parties hereto have executed this Amendment by their duly authorized representatives as of the date first written above.

PARENT:

AVANOS MEDICAL, INC.

By: /s/ Michael Greiner
Name: Michael Greiner
Title: Chief Financial Officer

[Signature Page to Purchase Agreement Amendment]

Exhibit 2.2
NOW, THEREFORE, the parties hereto have executed this Amendment by their duly authorized representatives as of the date first written above.

BUYER:

SUNMED GROUP HOLDINGS, LLC

By: /s/ Jonathon Singer
Name: Jonathon Singer
Title: Chief Financial Officer

[Signature Page to Purchase Agreement Amendment]